EXHIBIT 99.1

PRESS RELEASE

Dick’s Sporting Goods Reports 32% Increase in 2nd Quarter Net Income

PITTSBURGH, Pa., August 21, 2003 — Dick’s Sporting Goods, Inc. (NYSE: DKS) today reported sales and earnings results for the second quarter ended August 2, 2003.

Net income for the second quarter ended August 2, 2003 increased 32% to $15.5 million, or $0.62 per diluted share, compared to $11.7 million or $0.61 per diluted share, respectively for the quarter ended August 3, 2002. Earnings per share increased at a lower rate than net income due to an increase in shares resulting from the Company’s IPO. Total sales for the quarter increased 14% to $353.5 million. Comparable store sales increased 1.5%.

Net income increased 31% and earnings per share increased 17% compared to pro-forma net income of $11.9 million or $0.53 per diluted share in the second quarter of last year. Prior period pro-forma results include a reduction of interest expense and an increase in diluted shares as if the Company had consummated its initial public offering at the beginning of the second quarter last year rather than on the October 15, 2002 effective date.

The Company noted that the following were included in the second quarter results:

•	Net income included $0.4 million of after-tax expense relating to additional employer payroll taxes required as a result of the exercise of employee stock options.

•	Net income also included an after-tax gain of $0.7 million resulting from the sale of a portion of the Company’s non-cash investment in its third party internet commerce provider.

•	Fully-diluted shares outstanding increased to 25.1 million, exceeding the previous guidance of 24.6 million, as a result of a higher stock price and the exercise of stock options.

Excluding these items, net income for the second quarter would have been $15.2 million or $0.60 per share, using 25.1 million fully-diluted shares outstanding.

Income from operations increased 23% to $25.1 million as compared to GAAP and pro-forma income from operations in the comparable period last year.

“While the environment for sales in the second quarter was impacted by poor weather throughout the majority of our markets, we were pleased to have been able to drive comp sales higher while increasing our gross margin rate, which drove a 23% increase in operating income,” said Edward W. Stack, Chairman and CEO. “Additionally, our inventory is in good shape with inventory per square foot equal to last year after factoring in higher levels of in transit private label inventory and inventory for stores opening in the third quarter.”

Second Quarter Store Openings

During the second quarter, the Company opened 2 new stores, one opening earlier than had been anticipated. The new stores are located in East Hanover, NJ (the fourth store in Northern New Jersey) and Portland, ME (the first store in Maine). As of August 2, 2003, the Company operated 151 stores in 27 states.

Year-to-date Results

Net income for the 26 weeks ended August 2, 2003 increased 34% to $22.1 million, or 6% to $0.90 per diluted share, compared to $16.4 million or $0.85 per diluted share, respectively for the 26 weeks ended August 3, 2002. Total sales for the 26 weeks ended August 2, 2003 increased 12% to $658.2 million. Comparable store sales increased 0.4%.

Net income increased 32% and earnings per share increased 20% compared to pro-forma net income of $16.7 million or $0.75 per diluted share for the 26 weeks ended August 3, 2002. Prior period pro-forma results include a reduction of interest expense and an increase in diluted shares as if the Company had consummated its initial public offering at the beginning of the first quarter last year rather than on the October 15, 2002 effective date.

Third Quarter and Full Year Outlook

The Company’s current outlook for the full year and third quarter of 2003 is based on current expectations and includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act as described later in this release. Although the Company believes that comments reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

Third Quarter 2003

•	Based on an estimated 25.5 million fully-diluted shares outstanding, EPS for the third quarter is expected to be $0.15 – 0.17 per diluted share, a 15 – 31% increase over the prior year’s third quarter pro-forma EPS of $0.13 (or an increase of 7 – 21% versus $0.14 per share on a GAAP basis).

•	Net income is expected to be $3.8 – 4.3 million, compared to last year’s pro-forma net income of $2.9 million (or $2.8 million on a GAAP basis) in the third quarter, an increase of 31 – 48% (or an increase of 36 – 54% on a GAAP basis).

•	The Company expects to open ten stores during the third quarter, bringing the year to date total to 20 stores.

Full Year 2003

The Company updated the outlook for the full year as provided previously.

•	Based on an estimated 25.1 million fully-diluted shares outstanding, the Company reaffirmed it expects to report EPS for the full year of $1.95 per diluted share, compared to pro-forma EPS of $1.72 in the prior year (or $1.87 on a GAAP basis). This updated guidance represents a 0.5 million increase in fully-diluted outstanding shares and no change in EPS for the full year, as compared to earlier guidance.

•	Net income is expected to be $49.0 million, compared to last year’s pro-forma net income of $38.6 million (or $38.3 million on a GAAP basis), an increase of 27% (or an increase of 28% on a GAAP basis). This represents a $1 million increase in net income as compared to prior guidance with no change to EPS guidance due to the increased share count.

•	Comparable store sales are expected to increase approximately 1-2%, based on actual results through the second quarter.

•	The Company expects to open 22 stores during the year, an increase of 2 stores over previous guidance.

Conference Call Info

The Company will be hosting a conference call today at 1:00 pm Eastern time to discuss the second quarter results. Investors will have the opportunity to listen to the earnings conference call over the internet through the Company’s web site located at http://www.dickssportinggoods.com/investors. To listen to the live call, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software.

For those who cannot listen to the live broadcast, the webcast will be archived on the Company’s web site for approximately 30 days. In addition, a dial-in replay will be available shortly after the call. To listen, investors should dial (888) 286-8010 (domestic callers) or (617) 801-6888 (international callers) and enter confirmation code 51090369. The dial-in replay will be available for 7 days following the live call.

Forward Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “guidance,” “estimate,” “intend,” “predict,” and “continue” or similar words. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks and uncertainties are more fully described in the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission on April 29, 2003. The Company disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

About Dick’s Sporting Goods, Inc.

Pittsburgh-based Dick’s Sporting Goods, Inc. is an authentic full-line sporting goods retailer offering a broad assortment of brand name sporting goods equipment, apparel, and footwear in a specialty store environment. As of August 2, 2003, the Company operated 151 stores in 27 states throughout the Eastern half of the U.S.

Dick’s Sporting Goods, Inc. news releases are available at http://www.dickssportinggoods.com/ (click on the Investor Relations link at the bottom of the home page).

Contact:

Michael F. Hines EVP – Chief Financial Officer or
Jeffrey R. Hennion, VP – Finance & Treasurer
412-788-6066
investors@dcsg.com

DICK’S SPORTING GOODS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME — UNAUDITED
(Dollars in thousands, except per share data)

	GAAP		Pro-Forma	GAAP		Pro-Forma
	13 Weeks Ended		13 Weeks Ended	26 Weeks Ended		26 Weeks Ended

	August 2,	August 3,	August 3,	August 2,	August 3,	August 3,
	2003	2002	2002	2003	2002	2002

Net sales	$353,521	$310,123	$310,123	$658,249	$586,758	$586,758

Cost of goods sold, including occupancy and distribution costs	256,973	229,770	229,770	478,854	436,366	436,366

GROSS PROFIT	96,548	80,353	80,353	179,395	150,392	150,392

Selling, general and administrative expenses	70,284	58,956	58,956	139,085	118,024	118,024

Pre-opening expenses	1,162	977	977	3,619	3,212	3,212

INCOME FROM OPERATIONS	25,102	20,420	20,420	36,691	29,156	29,156

Gain on sale of investment	1,212	—	—	1,212	—	—

Interest expense, net	535	886	668	1,040	1,740	1,304

INCOME BEFORE INCOME TAXES	25,779	19,534	19,752	36,863	27,416	27,852

Provision for income taxes	10,312	7,814	7,901	14,745	10,967	11,141

NET INCOME	$15,467	$11,720	$11,851	$22,118	$16,449	$16,711

EARNINGS PER COMMON SHARE:

Basic	$0.69	$0.70	$0.60	$1.03	$0.98	$0.85

Diluted	$0.62	$0.61	$0.53	$0.90	$0.85	$0.75

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:

Basic	22,364	16,827	19,599	21,439	16,827	19,599

Diluted	25,108	19,362	22,176	24,574	19,365	22,179

DICK’S SPORTING GOODS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS — UNAUDITED
(Dollars in thousands)

	August 2,	August 3,	February 1,
	2003	2002	2003

ASSETS

CURRENT ASSETS:

Cash	$16,264	$13,874	$11,120

Accounts receivable, net	24,518	11,103	16,391

Inventories, net	296,708	248,606	233,497

Prepaid expenses and other current assets	6,929	5,503	5,572

Deferred income taxes	11,781	5,294	8,697

Total current assets	356,200	284,380	275,277

Property and equipment, net	79,109	76,343	80,109

Construction in progress — leased facilities	7,053	—	—

Other assets	25,609	15,734	20,840

TOTAL ASSETS	$467,971	$376,457	$376,226

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:

Accounts payable	$148,519	$127,553	$125,208

Accrued expenses	53,481	45,848	59,239

Deferred revenue and other liabilities	17,475	13,468	22,752

Income taxes payable	—	4,553	12,763

Current portion of long-term debt and capital leases	502	211	213

Total current liabilities	219,977	191,633	220,175

LONG-TERM LIABILITIES:

Revolving credit borrowings	21,606	90,299	—

Long-term debt and capital leases	3,707	3,466	3,364

Non-cash obligations for construction in progress — leased facilities	7,053	—	—

Deferred revenue and other liabilities	14,877	12,074	12,188

Total long-term liabilities	47,243	105,839	15,552

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:

Preferred Stock	—	—	—

Common stock	157	168	126

Class B common stock	74	—	77

Additional paid-in capital	164,557	96,279	130,071

Retained earnings (accumulated deficit) (1)	32,343	(11,588)	10,225

Note receivable for common stock	—	(6,196)	—

Accumulated other comprehensive income	3,620	322	—

Total stockholders’ equity	200,751	78,985	140,499

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$467,971	$376,457	$376,226

(1)	Includes $63,897 of accretion on previously outstanding redeemable preferred stock to its redemption value through a charge to accumulated deficit.

DICK’S SPORTING GOODS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS — UNAUDITED
(Dollars in thousands)

	26 Weeks Ended

	August 2,	August 3,
	2003	2002

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income	$22,118	$16,449

Adjustments to reconcile net income to net cash used in operating activities:

Depreciation and amortization	7,288	6,579

Deferred income taxes	(3,498)	(75)

Tax benefit from exercise of stock options	21,489	—

Gain on sale of investment	(1,212)	—

Other non-cash items	2,067	—

Changes in assets and liabilities:

Accounts receivable	(9,329)	3,313

Inventories	(63,211)	(47,022)

Prepaid expenses and other assets	(400)	(1,816)

Accounts payable	14,639	26,176

Accrued expenses	(5,758)	(1,163)

Income taxes payable	(12,763)	(1,173)

Deferred revenue and other liabilities	(5,315)	(4,214)

Net cash used in operating activities	(33,885)	(2,946)

CASH FLOWS FROM INVESTING ACTIVITIES:

Proceeds from sale-leaseback transactions	9,398	3,094

Capital expenditures	(16,978)	(14,169)

Decrease in recoverable costs from developed properties	1,203	—

Proceeds from sale of investment	1,470	—

Net cash used in investing activities	(4,907)	(11,075)

CASH FLOWS FROM FINANCING ACTIVITIES:

Revolving credit borrowings, net	21,606	13,226

Borrowings (payments) on long-term debt and capital leases	632	(111)

Proceeds from sale of common stock under employee stock purchase plan	1,342	—

Proceeds from exercise of stock options	11,501	—

Increase in bank overdraft	8,672	5,804

Other	183	—

Net cash provided by financing activities	43,936	18,919

NET INCREASE IN CASH	5,144	4,898

CASH, BEGINNING OF PERIOD	11,120	8,976

CASH, END OF PERIOD	$16,264	$13,874

Supplemental non-cash investing and financing activities:

Construction in progress — leased facilities	$7,053	$—

Regulation G Reconciliations

The Company believes the use of pro-forma results for prior periods provides a more meaningful comparison to the current period results due to the significant increase in share count since October 15, 2002 when the Company completed its initial public offering, and the related reduction in interest expense due to the application of the net proceeds thereof. The reconciliations of the pro-forma financial information to the most directly comparable GAAP financial information is presented below (dollars in millions, except per share data):

	13 Weeks Ended	26 Weeks Ended	13 Weeks Ended	Year Ended
	August 3,	August 3,	November 2,	February 1,
	2002	2002	2002	2003

Net income	$11.7	$16.5	$2.8	$38.3

Interest expense reduction (after tax)	0.2	0.2	0.1	0.3

Pro-forma net income	$11.9	$16.7	$2.9	$38.6

Diluted shares	19.4	19.4	19.4	20.5

Public offering adjustment	2.8	2.8	2.8	2.0

Pro-forma diluted shares	22.2	22.2	22.2	22.5

Pro-forma diluted earnings per share	$0.53	$0.75	$0.13	$1.72

The Company believes the use of adjusted net income for the current period provides a further understanding as compared to the prior period results due to the current period containing a gain on sale of investment and the additional employer payroll taxes required as a result of stock option exercises. The reconciliation of the pro-forma financial information to the most directly comparable GAAP financial information is presented below (dollars in thousands, except per share data):

13 Weeks Ended
August 2,
2003

Net income	$15,468

Gain on sale of investment (after tax)	(727)

Employer payroll taxes (after tax)	416

Adjusted net income	$15,157

Diluted shares	25,108

Adjusted diluted earnings per share	$0.60